COAL SUPPLY AGREEMENT

     This Agreement, dated as of April 11, 1994, made and entered into by ST. JOSEPH LIGHT & POWER COMPANY, a Missouri
Corporation, ("Buyer"), ALTERNATE FUELS, INC., a Kansas
Corporation, and MACKIE CLEMENS FUEL COMPANY, a Kansas
Corporation, ("Producers"), and FOX VALLEY RESOURCES, INC., an Illinois Corporation, ("Sales Agent"). Each may be referred to individually as "Party" or collectively as "Parties".
     WITNESSETH
     Subject to the provisions of Section 1, Producers represent that they will control during the term of this Agreement, mines or sources of supply ("Producers' Source") with reserves of coal in excess of all quantities to be purchased and sold; said coals shall be washed and that coal produced or obtained therefrom will meet the specifications hereinafter set forth; and that Producers are willing to sell and deliver to Buyer, coal from Producers' Sources in the quantities and upon the terms and conditions herein below set forth.
     Buyer represents that it desires to purchase coal for use as fuel in Buyer's Lake Road Generating Station, St. Joseph, Missouri
("Buyer's Plant") and it is willing to purchase and receive from Producers and pay for, the quantities of coal hereinafter provided to be purchased and sold during the term of this Agreement, upon the terms and conditions hereinafter set forth.
     Sales Agent represents that it will be responsible for invoicing, and will perform such administrative functions and services pertaining to this Agreement assigned to it by Buyer and/or Producers and agreed to by Sales Agent. Such services shall be performed in a prompt and professional manner.
     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Parties have agreed and do hereby agree as follows:

     SECTION 1
     TERM AND RENEWAL
1.1 Unless sooner terminated in accordance with the provisions hereof, this Agreement shall commence as of the first day of May, 1994, and shall continue for the term of two (2) years ending April 30, 1996. For all purposes of this Agreement, each "Agreement Year" shall begin on May 1 and end on the next succeeding April 30.

1.2 If Buyer desires an extension of the term of this Agreement beyond April 30, 1996, Buyer shall so notify Producers and Sales Agent at least ninety (90) days prior to April 30, 1996. If Producers then have available uncommitted reserves and production capacity at their mines and if such production capacity is not then already committed to other customers of Producers, the Parties will enter into good faith negotiation for an extension of the term of this Agreement at a price, and quantities, and upon such other terms and conditions as are mutually agreeable. In the event that Producers do not have coal available from their reserves on April 30, 1996, or in the event the Parties are unable to agree upon price, quantities and other terms and conditions for the extended term of this Agreement by January 31, 1996, this Agreement shall terminate as of April 30, 1996.

     SECTION 2
     QUANTITIES
2.1 Producers shall deliver in approximately equally apportioned amounts and Buyer shall purchase at the delivery point during each Agreement Year a minimum of 150,000 tons and a maximum of 180,000 tons of coal for Buyer's Lake Road Plant. The annual Agreement quantity ("Quantity") of coal to be purchased by Buyer and delivered by Producer will be nominated by Buyer at least thirty (30) days prior to the beginning of each Agreement Year (failing which, such Quantity shall be deemed to be 150,000 tons).

2.2 All Parties expressly agree and understand that it is critical to the nature of Buyer's business operation that it receive the Agreement amounts and quality of coal in a timely manner in accordance with the agreed to schedule amongst the Parties. Should Producers fail to deliver coal as scheduled in any month and not deliver the scheduled tonnage as well as the deficit tonnage during the following month and therefore a resulting breach occurs, Buyer reserves the right to delete the deficit undelivered tonnage from the Quantity and purchase said deficit from other sources; this shall not limit Buyer's other remedies at law or equity.

2.3 Buyer may at any time during each Agreement Year request to purchase and Producers may, if coal is available, sell quantities in excess of the nominated tonnage for that year by mutual agreement.


     SECTION 3
     SOURCE
     The source of coal delivered hereinunder shall be from Producers' mines and reserves located in Barton County, Missouri, and Crawford County, Kansas.

     SECTION 4
     POINT OF DELIVERY AND WEIGHING OF COAL
4.1 Subject to Subsections 4.4 and 4.5, all coal purchased and sold hereunder shall be delivered F.O.B. rail cars Blue Mound Mine, Oskaloosa, Missouri, ("Point of Delivery"). Scheduling of said rail cars for coal loading shall be done by Producers. Title and risk of loss shall pass to Buyer when coal is loaded in the rail cars at Point of Delivery.

4.2 Certified railroad scale weights of Buyer at or near destination shall govern for the purpose of determining the quantity of coal shipped. Buyer shall furnish to Sales Agent all weights immediately after weighing.

4.3 If Buyer's railroad scale is determined to malfunction or to be inoperative at any time during the weighing of Producers' coal at destination which results in an incorrect weight for a shipment in question, Buyer shall notify Sales Agent as soon as possible. In such a case, the weight for the shipment in question shall be determined by multiplying the number of loaded cars received in that shipment by the average net weight per car of five (5) previous or subsequent shipments for which such correct weights are available.

4.4 Producers shall have the right to substitute another Point of Delivery within the State of Kansas or Missouri, provided the coal shall be of the same size and quality and have the same characteristics as provided in Section 5.1 in this Agreement, and subject to Buyer's approval and provided, further, that any increased charges for transportation shall be born by Producers.

4.5 During the months of March through November, Producers shall tender shipments in multiples of not less than 20 nor more than 26 carloads per shipment. During the months of December, January and February, Producer shall tender shipments in multiples of 20 carloads per shipment. Further, during winter months of December, January and February, no shipment shall be loaded by Producers until the previous shipment is unloaded by Buyer or Buyer approval has been given.

4.6 Where cars of nominal carrying capacity of 200,000 pounds, or greater, are used, Producers warrant that cars shall be loaded to an average of 196,000 pounds per shipment.



     SECTION 5
     QUALITY
5.1  The coal to be supplied hereunder shall be freshly mined, washed, clean coal, sized 1-1/2" x 0" and shall have the
     following approximate average monthly specifications on an "as received basis":
          Moisture             8%
          Ash                 13%
          Sulfur                   not to exceed 4.5%
          Calorific Value          12,300 Btu/lb guaranteed
          Size                1-1/2" x 0"
          Preparation              Washed

5.2 Except as hereinafter provided, Buyer shall have the right to reject or negotiate a price adjustment on any shipment of coal if the coal contains excessive amounts of debris, earth, rock, wood, bone, slate, sand, gravel, tramp metal or other foreign materials which unreasonably interfere with Buyer's use of the coal in generating electricity. This determination shall be in Buyer's absolute discretion.

     5.2a If Buyer elects to exercise its rights to reject any trainload of coal or negotiate a price adjustment, it will promptly give Sales Agent and Producers notice of its intention to reject the coal and specify the reason or reasons giving rise to such rejection. If any trainload of coal is rejected, title shall immediately pass back to the appropriate Producer whose coal is in such trainload.

     5.2b In the event that coal is received where a monthly average analysis is less than 11,500 Btu/lb, or coal will produce more than 8.0 pounds per Million Btu (MMBtu) of sulfur dioxide (SO2), when burned, as calculated by the formula:
                    SO2/MMBtu = %Sulfur x 20,000
                                 Btu/lb

          or ash is more than 15%, or moisture is more than 10%, Buyer may, in addition to the other remedies provided herein, terminate this Agreement.

     5.2c In addition to the right to reject or negotiate a price adjustment, as set out in 5.2a, above, if Buyer, in its sole opinion, determines that the coal received exhibits handling and/or burning characteristics which are unsatisfactory, Buyer shall have the right to terminate this Agreement with thirty (30) days written notice to Sales Agent and Producers.

     SECTION 6
     SAMPLING AND ANALYSIS
6.1 Buyer shall, at the coal unloading facility and its laboratory, sample and analyze shipments in a manner consistent with the procedures being followed by Buyer on the date hereof. Each sample shall be divided into three parts, one part to be analyzed by Buyer, one part, if requested within thirty (30) days, to be furnished to Producer and the third part retained by Buyer for not longer than forty-five (45) days, to be analyzed by an independent commercial testing laboratory, should a dispute arise.

6.2 The as-received quality shall be determined for each shipment and the monthly weighted average of these analyses shall be used for the Btu quality adjustment as specified in Section 7. In the event of a dispute as to the validity of any analysis, or as to the validity of the sampling and analyzing procedures followed by Buyer, the validity thereof may be tested by a mutually acceptable independent commercial testing laboratory and the results of such testing shall be binding on both Parties. The cost of the independent testing shall be paid by the requesting Party.

6.3 In the event that no sample analysis is obtained, or a referee sample is not available as discussed above, the quality for a shipment in question shall be the weighted average quality of the five (5) previously sampled shipments. In cases where five
     (5) previous shipments have not been sampled, then the average quality of the five (5) subsequent sampled shipments shall apply.

     SECTION 7
     BTU QUALITY ADJUSTMENT
7.1 It is recognized that the calorific value of the coal actually delivered may vary slightly from the guaranteed Btu/lb. If the variation in average calorific value of the coal furnished in any month does not exceed plus or minus 100 Btu/lb, no Btu quality adjustment shall be made for such coal. If the weighted average calorific value of the coal furnished in any month varies from the 12,300 Btu/lb guaranteed, by more than plus or minus
     100 Btu/lb, an adjustment will be made and compensation to Producers or Buyer, as the case may be, shall be computed in accordance with the following formula:
               C = P x (QA - 12,300)/12,300 x T
     Where:
     C  = Compensation for Producers or Buyer, as the case may
          be.
     P  = Selling price of coal during the month.
     QA = Actual weighted average as received Btu/lb for
          coal delivered during the calendar month.
     T  = Tons of coal delivered during the calendar month.

7.2 Within thirty (30) days after the end of each month, Buyer shall determine the total compensation to Producers or Buyer, as the case may be, and shall have Sales Agent issue an invoice with the appropriate debit or credit to Buyer, with payment to be made in accordance with Section 10.

     SECTION 8
     PRICE
8.1  Buyer shall pay Producers via Sales Agent in accordance with
     Section 10; the appropriate selling price FOB Point of Delivery under this Agreement during the first two (2) year term the agreement price shall be $25.00/ton.

8.2 The price shall be subject to adjustment for increases and decreases after May 1, 1994, in Producers' cost of mining, producing, preparing or delivering coal under this Agreement resulting directly from:

     8.2a Changes in federal, state or local laws, decisions, ordinances or orders, or changes in the interpretation or enforcement of existing federal, state and local laws, regulations, decisions, ordinances or orders; and,

     8.2b Changes in existing taxes or the adoption of new taxes
          (other than taxes on profit).

     Each adjustment pursuant to this Subsection 8.2 shall be effective for coal delivered on and after the date of the change resulting in such adjustment.

8.3 Sales Agent shall provide the Buyer documentation satisfactory to Buyer to support the adjustments provided for in this Agreement. If in any event such documentation is not satisfactory to Buyer, then Producers, Sales Agent and Buyer shall meet promptly to resolve any differences. If adjustments result in price changes in excess of 17%, Buyer in its sole discretion may terminate this Agreement upon thirty (30) days prior written notice.

     SECTION 9
     RELIEF FROM ECONOMIC HARDSHIP
9.1 Producers and Buyer acknowledge the possibility of either Party sustaining an economic hardship under this Agreement because of conditions which were unforeseeable at the time the Agreement was signed. At any time either Producers or Buyer believes it has sustained an actual economic hardship under this Agreement and wishes to invoke the provisions of this Section to obtain relief, it shall give notice in writing to the other Parties setting forth documentary proof of the following:

     9.1a The existence, nature, cause, extent, and impact of such economic hardship;

     9.1b The facts establishing that the conditions causing such economic hardship were reasonably unforeseeable, and;

     9.1c The relief which such Party considers reasonable and appropriate in the circumstances to eliminate such economic hardship.

9.2 Producers, through Sales Agent, shall furnish to Buyer a statement based on an audit of all pertinent books and records and prepared and certified by a recognized firm of certified public accountants, licensed in the State of Kansas as CPA's, as shall then be acting as auditors of Producers, setting forth in detail, all data as shall reasonably be necessary to verify and support any adjustment to the price as defined in Section 9, Subsection 9.1, 9.1a, 9.1b, 9.1c and 9.3. If in any event such statement is not satisfactory to Buyer, then Producers, Sales Agent and Buyer shall meet promptly to resolve any differences.

     Buyer shall have the right at all reasonable times, upon written notice, to examine the records, and CPA's reports and workpapers, kept by Producers.

9.3 Upon receipt of a notice pursuant to Subsection 9.1, the Party receiving the notice shall consider the documentary proof submitted and any other relevant matters. If it, in its judgment, finds that the Party sending such notice has sustained an actual economic hardship due to the cause stated in such notice and is entitled to relief hereunder, it shall afford such Party reasonable and appropriate relief. The Party receiving such notice shall neither arbitrarily refuse to find that the other Party has sustained an actual economic hardship nor arbitrarily deny reasonable and appropriate relief to eliminate such hardship if the same shall be found to exist. Changes in the prevailing market price of coal or subsequent coal sales by the Producers shall not be deemed to be an unforeseeable condition.

     SECTION 10
     BILLING AND PAYMENT
10.1 Sales Agent will prepare and furnish to Buyer following the initial delivery of coal hereunder, an invoice covering each shipment of coal delivered to Buyer. Buyer agrees to pay to Sales Agent the amount thereof within seven (7) days after receipt of the invoice. Buyer may withhold payment of any amount of an invoice in dispute pending resolution of the dispute as provided in this Agreement. If it is subsequently determined that Buyer owes Sales Agent all or any part of the amount in dispute, Buyer shall pay such amount to Sales Agent promptly plus interest at the current prime rate per annum, as posted with the Mercantile Bank of St. Joseph, Missouri, from a date fifteen (15) days after the invoice was furnished to Buyer to the date of payment to Sales Agent.

     SECTION 11
     COMPLIANCE WITH LAWS; INDEMNIFICATIONS
11.1 Producers agree to comply with, or cause to be complied with, all local, federal and state laws, rules and regulations, including any and all, mining, reclamation, and safety and environmental laws, rules and regulations in the operation of Producers'
     Sources.

11.2 Producers agree to indemnify and hold harmless, Buyer, its successors and assigns, from and against any and all claims, demands, suits or causes of action, at law or in equity, for damages and injuries (including death), of every kind and nature to persons and property occurring on or about the Producers' Sources, or arising out of the mining, digging, handling, processing, loading, transporting or removal of material therefrom (not including rail or truck transportation from the Point of Delivery to Buyer's Plant), unless caused by Buyer's negligence.



     SECTION 12
     INSPECTION
12.1 Duly authorized representatives of Buyer shall have access at all times during reasonable business hours to Producers' Sources to observe and inspect operation and the quality of coal mined therefrom.

     SECTION 13
     ARBITRATION
13.1 Any controversy, claim, counterclaim, defense, dispute, difference or misunderstanding arising out of or relating to the interpretation or application of this Agreement or breach thereof shall be settled by arbitration before three (3) arbitrators, one of whom shall be named by Producers, one by Buyer and a third of whom shall be named by the two arbitrators appointed by Producer and Buyer, respectively. If either Buyer or Producers fails to select an arbitrator within fifteen (15) days after receipt of written notice from the other of its election to submit a matter to arbitration and naming its arbitrator, the Party giving such notice shall have the right to appoint an arbitrator for the Party in default and the two thus chosen shall then select the third arbitrator. The appointment of the third arbitrator, if not agreed upon within twenty (20) days, shall be selected by the Senior Judge for the Western District of Missouri, then sitting in the United States Federal District Court of the State of Missouri. No person shall be eligible for appointment by such Senior Judge who is not neutral and impartial as to the Parties, meaning that the person shall not be a director, officer, employee, shareholder or is otherwise interested in either of the Parties hereto or in the matter or matters to be arbitrated. Such proceedings will be governed by the commercial Arbitration Rules of the American Arbitration Association then in effect and the provisions of RS
     MO Sec. 435 et seq., except that a stenographic transcript of the testimony and a record of the proceedings will be taken and the arbitrators shall base their decision upon the record and briefs of the Parties. The brief of the complaining Party shall be filed with the arbitrators within twenty (20) days after receipt of the record, and the brief of the other Party shall so be filed within fifteen (15) days after receipt of the complaining Party's brief. Judgment upon any valid award rendered by the arbitrators shall be final and binding on the Parties and may be entered in a court having jurisdiction thereof.

13.2 The expense of such arbitration shall be divided between the Parties to such controversy on an equal basis, except that each Party shall pay the fees and expenses of its own witnesses and counsel.

     SECTION 14
     FORCE MAJEURE
14.1 The term "Force Majeure" as used herein shall mean any cause beyond the reasonable control without the fault or negligence of the Party affected thereby, such as, without limitation, acts of God, changes in environmental rules and regulations, acts of the public enemy, insurrections, riots, strikes, labor disputes, concerted refusals to work, labor or material shortages, interruptions to transportation, shortages of transportation equipment, fires, explosions, floods, breakdowns of or damage to plants, equipment, pipelines or facilities, engineering or mining conditions not now known, legislation, orders or acts of civil or military authority or other causes of a similar or dissimilar nature, whether or not foreseeable, which wholly or partly prevent the Parties, or either of them, from carrying out the terms or receiving the intended benefits of this Agreement.

14.2 If, because of Force Majeure, either Producers or Buyer are unable to carry out their obligations under this Agreement, either in whole or in part, and if such Party promptly gives to the other Parties written notice of such Force Majeure, its effects and probable duration, then the obligations of the Party giving such notice shall be excused to the extent made necessary by such Force Majeure during its continuance, provided that as much of the Force Majeure condition and/or its effects as can be eliminated by commercially reasonable means shall be eliminated with reasonable dispatch. A Force Majeure at the mine or mines then producing coal for delivery hereunder shall be deemed a Force Majeure for purposes hereof with full regard to other mines from which Producers produce coal, and in such event coal from such other mine or mines shall be allocated among all customers, including Buyer, supplied from such mine or mines, in a fair and reasonable manner. In the event of a Force Majeure at Buyer's Lake Road Generating Station, Buyer shall allocate coal purchases among all of that Station's coal suppliers, including Producers, in a fair and reasonable manner. Any deficiencies in deliveries of coal hereunder caused by Force Majeure shall not be made up except by mutual consent.

14.3 In the event of failure to perform on the part of Producers which is caused by Force Majeure, as hereinabove defined, Producers agree to use their best effort to continue supplying coal to Buyer on an emergency basis from other sources of supply at prices to be negotiated at such time, until the Force Majeure condition ceases to exist.

     SECTION 15
     WAIVERS AND LIMITATION
15.1 The failure of any Party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

     SECTION 16
     SUCCESSORS AND ASSIGNS
16.1 This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns. No Party may assign this Agreement, in whole or in part, without the prior written consent of the others, which consent shall not be unreasonably withheld.

     SECTION 17
     NOTICES
17.1 Any notice, statement, invoice or other communication required or permitted by the Agreement shall be in writing and shall, unless some other mode of delivering the same is expressly provided for or is accepted by the Party to whom it is delivered, be delivered by hand to the Party addressed or by electronic mail or U.S. Mail postage prepaid at its address set out below or to such other address as may be furnished by such Party to the other Party.

If to Buyer              St. Joseph Light & Power Company
                    520 Francis Street  64501
                    P.O. Box 998   64502-0998
                    St. Joseph, MO
                    ATTN:  Manager of Purchasing
                    FAX:  816/387-6324
If to Producer      Mackie-Clemens Fuel Co.
                    P.O. Box 299
                    Pittsburg, KS  66762
                    FAX:  316/231-2625
If to Producer      Alternate Fuels, Inc.
                    P.O. Box 1268
                    Pittsburg, KS  66762
                    FAX:  316/231-0412

If to Sales Agent        Fox Valley Resources
                    P.O. Box 16
                    Lamar, IN  47550
                    FAX:  812/529-8381

     SECTION 18
     GOVERNING LAW
18.1 The terms and provisions of this Agreement shall be interpreted, construed and governed by the laws of the State of Missouri.

     SECTION 19
     ENTIRE AGREEMENT
19.1 This Agreement contains the entire agreement of the Parties with reference to the subject matter hereof and supersedes all prior and contemporaneous negotiations, understandings, and agreements, written or oral between the Parties hereto.


     SECTION 20
     HEADINGS
20.1 The headings given to paragraphs of this Agreement are intended for convenience or reference only and shall not affect the construction or interpretations of this Agreement.

     SECTION 21
     AUTHORITY
21.1 Each Party represents and warrants to the other Parties that its execution and performance of this Agreement have been duly authorized by all necessary corporate proceedings.

     SECTION 22
     COMMISSIONS, ROYALTIES, FEES OR PAYMENTS
22.1 Producers shall be responsible for any and all commissions, royalties, fees or payments of any kind to Sales Agent resulting from Sales Agent's performance and role of this Agreement.










     EXECUTED AND DELIVERED as of the date and year first above written.

     THIS AGREEMENT CONTAINS A BINDING
     ARBITRATION PROVISION WHICH MAY BE ENFORCED
     BY THE PARTIES.


ST. JOSEPH LIGHT & POWER COMPANY

Buyer

By: D.V. Svuba
Title: Vice-President-Power Supply

ATTEST:
Gary L. Myers, Secretary







ALTERNATE FUELS, INC.

Producer
By: David Uttermeehlen
Title: President

ATTEST:
George M. Barberich, Secretary


MACKIE-CLEMENS FUEL CO.

Producer

By: Dennis G. Woolman
Title: President

ATTEST:
Jeffery M. Lee, Secretary





FOX VALLEY RESOURCES, INC.

Sales Agent

By: Edward P. Donnelly
Title: President

ATTEST:
Joan S. Donnelly, Secretary